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                                                                    EXHIBIT 11.1


                        PHOENIX INTERNATIONAL LTD., INC.

                        COMPUTATION OF EARNINGS PER SHARE


                                                    Three Months Ended        Nine Months Ended
                                                       September 30,             September 30,
                                                  -----------------------   -----------------------

                                                     1997         1996         1997         1996
                                                     ----         ----         ----         ----
Net Income                                        $    9,971   $  558,567   $1,786,941   $1,051,543
                                                  ==========   ==========   ==========   ==========

PRIMARY
Weighted average common stock outstanding          4,633,725    3,774,103    4,142,388    3,248,940

Effect of dilutive common stock equivalents          464,448      342,765      445,457      278,090
   outstanding during the period(1)

Effect of common stock issued and stock options
   granted during the 12-month period preceding
   July 1, 1996(3)                                        --           --           --       76,587

Total common and common equivalent shares          5,098,173    4,116,868    4,587,845    3,603,617
                                                  ==========   ==========   ==========   ==========

Primary net income per share                      $     0.00   $     0.14   $     0.39   $     0.29
                                                  ==========   ==========   ==========   ==========

FULLY DILUTED

Weighted average common stock outstanding          4,633,725    3,774,103    4,142,388    3,248,940

Effect of dilutive common stock equivalents          465,302      392,020      456,524      326,693
   outstanding during the period(2)

Effect of common stock issued and stock options
   granted during the 12-month period preceding
   July 1, 1996(3)                                        --           --           --       76,587
                                                  ----------   ----------   ----------   ----------

   Total common and common equivalent shares       5,099,027    4,166,123    4,598,912    3,652,220
                                                  ==========   ==========   ==========   ==========

Fully diluted net income per share                $     0.00   $     0.14   $     0.39   $     0.29
                                                  ==========   ==========   ==========   ==========





--------------------
(1)      Based on the treasury stock method using average market price.
(2) Based on the treasury stock method using the higher of the average or period-end market price.
(3) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock issued and stock options granted at prices below the initial public offering price per share during the 12-month period immediately preceding the initial filing and through the effective date of the Registration Statement, using the treasury stock method.




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